Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2018 SECOND QUARTER RESULTS

•Q2 2018 GAAP diluted EPS was $0.76 compared to $0.67 in Q2 2017.

•Adjusted diluted EPS was $0.75 compared to Q2 2017 EPS of $0.67, an increase of 11.9% year over year.

•Q2 2018 sales of $547.5 million increased 11.4% compared to Q2 2017 (10.3% in constant currency).

•Free cash flow of $55 million year-to-date is $42 million higher compared to 2017.

•Quarterly dividend will increase 20% to $0.15 per share from $0.125 per share.

•Full year 2018 guidance is reaffirmed.

See Table C for reconciliation of GAAP and non-GAAP net income and earnings per share. Free cash flow is operating cash flow less cash paid for capital expenditures.

Summary of Results from Operations
	Quarter Ended			Six Months Ended
	June 30,			June 30,
(In millions, except per share data)	2018	2017	% Change	2018	2017	% Change

Net Sales	$547.5	$491.3	11.4%	$1,087.6	$970.1	12.1%
Net sales change in constant currency			10.3%			10.3%
Operating Income	96.5	89.7	7.6%	178.9	168.3	6.3%
Net Income	68.8	61.6	11.7%	130.4	126.2	3.3%
Diluted net income per common share	$0.76	$0.67	13.4%	$1.44	$1.37	5.1%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income	$96.5	$89.7	7.6%	$178.9	$168.3	6.3%
As a % of sales	17.6%	18.3%		16.4%	17.3%
Adjusted Net Income (Table C)	67.5	61.6	9.6%	129.1	117.1	10.2%
Adjusted diluted net income per share	$0.75	$0.67	11.9%	$1.43	$1.27	12.6%

STAMFORD, Conn. July 23, 2018 – Hexcel Corporation (NYSE: HXL), today reported second quarter 2018 results including net sales of $547.5 million and adjusted diluted EPS of $0.75.

Chairman, CEO and President Nick Stanage said: “With sales increases across all our markets and significant growth in free cash flow during the first half of 2018, we are on a steady course toward delivering on our commitments to shareholders. Our adjusted diluted EPS this quarter of $0.75 was  11.9% higher than last year, on a constant currency sales increase of 10.3%. We delivered operating income of 17.6% while continuing the startup of our new facility in France, which will provide additional capacity to support our forecasted growth. We remain fully committed to our 2018 guidance, including generating in excess of $230 million of free cash flow. The endorsement by the Hexcel Board of Directors to increase both the dividend and the share repurchase authorization demonstrates continued confidence in our ability to execute and deliver cash flow and reinforces our commitment of returning at least 50% of net income to our shareholders. Our focus in 2018 continues to be driving innovation and operational excellence to achieve strong sustainable financial results.”

Second Quarter 2018 Results

Sales of $547.5 million in the second quarter of 2018 were 11.4% higher (10.3% higher in constant currency) than the second quarter of 2017.

Commercial Aerospace

•

Commercial Aerospace sales of $383.8 million increased 10.0% (9.7% higher in constant currency) for the quarter compared to the second quarter of 2017. Primary growth drivers were increased production rates and higher composite content on the new narrowbody aircraft.

•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft, were up over 40% for the second quarter of 2018 as compared to soft 2017 results.

Space & Defense

•

Space & Defense sales of $91.7 million increased 4.4% (3.1% in constant currency) for the quarter as compared to the second quarter of 2017. The increase was driven by rotorcraft. Rotorcraft sales comprise just over half of Space & Defense sales, with key programs being the V-22 Osprey and UH-60 Black Hawk.

Industrial

•	Total Industrial sales of $72.0 million in the second quarter were up 32.1% (24.8% in constant currency) compared to the second quarter of 2017.
•	Wind energy sales (the largest submarket in Industrial) are experiencing a period of substantial growth relative to lower sales last year as new generation composite blades are adopted.

Consolidated Operations

•

Gross margin for the second quarter was 26.4% compared to 28.5% in the second quarter of 2017. Similar with the first quarter of 2018, gross margin for the second quarter included an increase in depreciation of approximately $5 million compared to the second quarter of 2017. As expected and previously highlighted, the Company experienced headwinds related to the startup and qualification of the new precursor (PAN) and carbon fiber plant in France.

•

Selling, general and administrative expenses for the second quarter were lower than the prior year period with the Company maintaining tight cost controls while, at the same time, growing revenue. R&T costs were up around 5% in constant currency as compared to the second quarter of 2017.

•

Adjusted operating income in the second quarter of 2018 was $96.5 million, or 17.6% of sales, compared to $89.7 million, or 18.3% of sales, in 2017. The impact of exchange rates in the second quarter of 2018 was effectively neutral compared to 2017.

Year-to-Date 2018 Results

Sales of $1,087.6 million for the first six months of 2018 increased 10.3% in constant currency compared to the same period in 2017.

Commercial Aerospace (70% of YTD sales)

•

Commercial Aerospace sales of $766.5 million increased 9.6% in constant currency compared to the first six months of 2017. Growth was driven by narrowbody build rate increases and the Airbus A350 program.

•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, increased 39% year to date, driven by higher business jet sales.

Space & Defense (17% of YTD sales)

•

Space & Defense sales of $181.8 million increased 8.1% in constant currency compared to the first six months of 2017. Strong sales for the F-35 Joint Strike Fighter program drove the increase and higher rotorcraft sales offset the previously announced Airbus A400M production rate reductions.

Industrial (13% of YTD sales)

•	Total Industrial sales of $139.3 million increased 17.4% in constant currency compared to the first six months of 2017.
•	For the first six months of 2018, wind energy sales increased more than 30% in constant currency compared to last year.

Consolidated Operations

•

Gross margin for the first six months of 2018 was 26.4% compared to 28.2% for the first six months of 2017. As expected, the first six months of 2018 included approximately $5 million of costs related to the startup and training for the new greenfield site in France. Both the carbon fiber line and the precursor line at this new site are now operational and have begun the aerospace qualification process. Depreciation expense increased $10 million over the first half of 2017, due to continued capital investment for future expected growth.

•

Selling, general and administrative expenses for the first six months of 2018 were approximately 4% lower in constant currency than the prior year as the Company maintained tight cost controls, while revenue increased just over 10% in constant currency during the period. Research and technology expenses for the first six months of 2018 increased approximately 4% in constant currency compared to the prior 2017 period, reflecting continued investment in innovative composite products and solutions to support customers and next-generation applications.

•

Adjusted operating income in the first six months of 2018 was $178.9 million, or 16.4% of sales, compared to $168.3 million, or 17.3% of sales, in 2017. The year-over-year impact of exchange rates was insignificant.

Cash and other

•

The effective tax rate for the quarter was 22.8% compared to 26.7% in 2017, and the first half effective tax rate was 21.0% compared to 19.8% in 2017. The second quarter of 2018 included a discrete benefit from the release of reserves for uncertain tax positions of approximately $1.3 million, while both the quarter and the first half provision benefitted from deductions associated with share-based compensation payments. Excluding the discrete tax benefit, the first half effective tax rate was 21.8%. The expected underlying effective tax rate for each of the quarters in the second half of 2018 continues to be 25%, unchanged from prior guidance.

•

Free cash flow for the first half of 2018 was $55 million compared to $13 million in 2017. Working capital increased $16 million in the second quarter of 2018, which resulted in a cash use of $60 million in the first half of 2018 as compared to a use of $7 million in the first half of 2017. Sales growth has led to higher receivables. Performance on receivable collections continues to be strong. The free cash flow profile of the business experiences seasonal fluctuations with the second half of the fiscal year tending to be a significant source of cash compared to the first half. Cash used for capital expenditures was $102 million in the first half of 2018 compared to $169 million in the first half of 2017. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures.

•

The Company used $151 million to repurchase shares of its common stock during the second quarter of 2018 and used $181 million for share repurchases in the first half of 2018. The remaining authorization under the share repurchase program at June 30, 2018 was $562 million.

•

As announced today, the Board of Directors declared a 20% increase in the quarterly dividend from $0.125 per share to $0.15 per share. The dividend will be payable to stockholders of record as of August 3, 2018, with a payment date of August 10, 2018.

2018 Guidance (unchanged)

•	Full year sales outlook of $2.10 billion to $2.20 billion.
•	Adjusted diluted earnings per share of $2.96 to $3.10.
•	Free cash flow >$230 million.
•	Accrual basis capital expenditures of $170 million to $190 million.

*****

The event will be webcast via the investor relations webpage at www.Hexcel.com. A replay of the call will be available on the investor relations page of the Hexcel website approximately two hours after the conclusion of the call. The event can also be accessed by dialing +1 (409) 350-3491. The conference ID is 7687433.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

*****

Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the Company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of all financial results for 2018 and beyond. The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions, uncertainty regarding the exit of the U.K. from the European Union, unforeseen vulnerability of our network and systems to interruptions or failures and changes in or unexpected issues related to environmental regulations, legal matters, interest rates and tax codes. Additional risk factors are described in our filings with the Securities and Exchange Commission.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kurt Goddard Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Consolidated Statements of Operations
	Unaudited
	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2018	2017	2018	2017
Net sales	$547.5	$491.3	$1,087.6	$970.1
Cost of sales	402.7	351.4	800.2	696.1
Gross margin	144.8	139.9	287.4	274.0
% Gross Margin	26.4%	28.5%	26.4%	28.2%

Selling, general and administrative expenses	35.3	38.1	81.7	81.0
Research and technology expenses	13.0	12.1	26.8	24.7
Operating income	96.5	89.7	178.9	168.3

Interest expense, net	8.7	6.8	16.7	13.0
Income before income taxes, and equity in earnings of affiliated companies	87.8	82.9	162.2	155.3
Provision for income taxes	20.0	22.1	34.1	30.7
Income before equity in earnings of affiliated companies	67.8	60.8	128.1	124.6
Equity in earnings from affiliated companies	1.0	0.8	2.3	1.6
Net income	$68.8	$61.6	$130.4	$126.2

Basic net income per common share:	$0.77	$0.68	$1.45	$1.39

Diluted net income per common share:	$0.76	$0.67	$1.44	$1.37

Weighted-average common shares:
Basic	88.8	90.7	89.4	91.1
Diluted	89.9	92.0	90.5	92.4

Hexcel Corporation and Subsidiaries
Consolidated Balance Sheets
	Unaudited

(In millions)	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$39.1	$60.1
Accounts receivable, net	287.2	248.7
Inventories, net	305.4	314.0
Contract assets	37.7	-
Prepaid expenses and other current assets	38.4	33.9
Total current assets	707.8	656.7

Property, plant and equipment	2,800.1	2,743.9
Less accumulated depreciation	(920.5)	(877.6)
Net Property, plant and equipment	1,879.6	1,866.3

Goodwill and other intangible assets, net	145.3	148.7
Investments in affiliated companies	44.6	47.7
Other assets	58.8	61.5
Total assets	$2,836.1	$2,780.9

Liabilities and Stockholders' Equity
Liabilities:
Current portions of debt	$9.3	$4.3
Accounts payable	147.1	144.1
Accrued liabilities	137.4	113.7
Total current liabilities	293.8	262.1

Long-term debt	930.1	805.6
Other non-current liabilities	212.4	218.1
Total liabilities	$1,436.3	$1,285.8

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 108.4 shares issued at June 30, 2018 and 107.8 shares issued at December 31, 2017	$1.1	$1.1
Additional paid-in capital	792.0	774.3
Retained earnings	1,606.2	1,496.1
Accumulated other comprehensive loss	(80.8)	(45.0)
	2,318.5	2,226.5

Less – Treasury stock, at cost, 20.9 and 18.2 shares at June 30, 2018 and December 31, 2017, respectively	(918.7)	(731.4)
Total stockholders' equity	1,399.8	1,495.1
Total liabilities and stockholders' equity	$2,836.1	$2,780.9

Hexcel Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	Unaudited
	Six Months Ended
	June 30,
(In millions)	2018	2017

Cash flows from operating activities
Net income	$130.4	$126.2
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	59.6	49.5
Amortization related to financing	0.7	0.4
Deferred income taxes	12.7	2.0
Equity in earnings from affiliated companies	(2.3)	(1.6)
Stock-based compensation expense	12.0	13.3

Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(43.4)	2.4
Increase in inventories	(28.6)	(11.6)
Increase in prepaid expenses and other current assets	(12.9)	(2.9)
Increase in accounts payable/accrued liabilities	24.7	5.0
Other - net	4.3	(0.3)
Net cash provided by operating activities (a)	157.2	182.4

Cash flows from investing activities
Capital expenditures (b)	(101.9)	(169.2)
Acquisitions of business and investments in affiliates	-	(10.0)
Net cash used in investing activities	(101.9)	(179.2)

Cash flows from financing activities
Proceeds from senior notes due 2027	-	398.3
Issuance costs related to senior notes due 2027	-	(3.7)
Proceeds from settlement of treasury locks	-	10.0
Proceeds from Euro term loan	-	37.4
Repayment of Euro term loan	(4.2)	(4.1)
Borrowings from senior unsecured credit facility	379.0	252.0
Repayment of senior unsecured credit facility	(244.0)	(552.0)
Repayments of other debt, net	-	0.2
Dividends paid on common stock	(22.4)	(20.1)
Repurchase of stock	(181.0)	(120.8)
Activity under stock plans	(0.7)	5.6
Net cash (used in) provided by financing activities	(73.3)	2.8
Effect of exchange rate changes on cash and cash equivalents	(3.0)	4.3
Net (decrease) Increase in cash and cash equivalents	(21.0)	10.3
Cash and cash equivalents at beginning of period	60.1	35.2
Cash and cash equivalents at end of period	$39.1	$45.5

Supplemental data:
Free Cash Flow (a)+(b)	$55.3	$13.2
Accrual basis additions to property, plant and equipment	$90.0	$170.1

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended June 30, 2018 and 2017				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2018	2017	%	Effect (b)	2017	%
Commercial Aerospace	$383.8	$349.0	10.0	$0.8	$349.8	9.7
Space & Defense	91.7	87.8	4.4	1.1	88.9	3.1
Industrial	72.0	54.5	32.1	3.2	57.7	24.8
Consolidated Total	$547.5	$491.3	11.4	$5.1	$496.4	10.3

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	70.1	71.0			70.5
Space & Defense	16.7	17.9			17.9
Industrial	13.2	11.1			11.6
Consolidated Total	100.0	100.0			100.0

Six Months Ended June 30, 2018 and 2017				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2018	2017	%	Effect (b)	2017	%
Commercial Aerospace	$766.5	$696.2	10.1	$3.4	$699.6	9.6
Space & Defense	181.8	164.5	10.5	3.7	168.2	8.1
Industrial	139.3	109.4	27.3	9.3	118.7	17.4
Consolidated Total	$1,087.6	$970.1	12.1	$16.4	$986.5	10.3

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	70.5	71.8			70.9
Space & Defense	16.7	17.0			17.1
Industrial	12.8	11.2			12.0
Consolidated Total	100.0	100.0			100.0
(a)

To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter ended June 30, 2017 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2018 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2018
Net sales to external customers	$445.8	$101.7	$-	$547.5
Intersegment sales	20.3	-	(20.3)	-
Total sales	466.1	101.7	(20.3)	547.5

Operating income (loss)	93.1	15.9	(12.5)	96.5
% Operating margin	20.0%	15.6%		17.6%

Depreciation and amortization	27.5	2.3	-	29.8
Stock-based compensation expense	0.9	0.1	1.1	2.1
Accrual based additions to capital expenditures	43.4	1.3	-	44.7

Second Quarter 2017
Net sales to external customers	$397.3	$94.0	$-	$491.3
Intersegment sales	15.1	-	(15.1)	-
Total sales	412.4	94.0	(15.1)	491.3

Operating income (loss)	92.1	12.1	(14.5)	89.7
% Operating margin	22.3%	12.9%		18.3%

Depreciation and amortization	23.3	1.8	-	25.1
Stock-based compensation expense	1.2	0.2	1.0	2.4
Accrual based additions to capital expenditures	74.5	2.7	-	77.2

First Six Months 2018
Net sales to external customers	$890.4	$197.2	$-	$1,087.6
Intersegment sales	39.5	-	(39.5)	-
Total sales	929.9	197.2	(39.5)	1,087.6

Operating income (loss)	184.1	25.8	(31.0)	178.9
% Operating margin	19.8%	13.1%		16.4%

Depreciation and amortization	55.0	4.6	-	59.6
Stock-based compensation expense	4.5	0.8	6.7	12.0
Accrual based additions to capital expenditures	88.7	1.3	-	90.0

First Six Months 2017
Net sales to external customers	$784.8	$185.3	$-	$970.1
Intersegment sales	32.2	-	(32.2)	-
Total sales	817.0	185.3	(32.2)	970.1

Operating income (loss)	174.0	25.1	(30.8)	168.3
% Operating margin	21.3%	13.5%		17.3%

Depreciation and amortization	45.8	3.7	-	49.5
Stock-based compensation expense	4.6	0.9	7.8	13.3
Accrual based additions to capital expenditures	161.1	9.0	-	170.1

(a)	Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Net Income, EPS and Tax Rate					Table C
	Unaudited
	Quarter Ended June 30,
	2018			2017
(In millions, except per diluted share data)	Net Income	EPS	Tax Rate %	Net Income	EPS	Tax Rate %

GAAP	$68.8	0.76	22.8	$61.6	$0.67	26.7
Discrete Tax Benefit (a)	(1.3)	(0.01)	1.5	-	-	-
Non-GAAP	$67.5	0.75	24.3	$61.6	$0.67	26.7

(a)	The 2018 period includes a benefit of $1.3 million from the release of reserves for uncertain tax positions.

	Unaudited
	Six Months Ended June 30,
	2018			2017
(In millions, except per diluted share data)	Net Income	EPS	Tax Rate %	Net Income	EPS	Tax Rate %

GAAP	$130.4	$1.44	21.0	$126.2	$1.37	19.8
Discrete Tax Benefits (a)(b)	(1.3)	(0.01)	0.8	(9.1)	(0.10)	5.9
Non-GAAP	$129.1	$1.43	21.8	$117.1	$1.27	25.7

(a)	The 2018 period includes a benefit of $1.3 million from the release of reserves for uncertain tax positions.
(b)	The 2017 period includes a benefit of $9.1 million primarily related to the release of a valuation allowance in a foreign jurisdiction.

NOTE: Management believes that an adjusted net income, adjusted diluted net income per share, the adjusted tax rate and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	June 30,	December 31,	June 30,
(In millions)	2018	2017	2017

Current portion of capital lease	$-	$-	$0.2
Euro term loan	9.3	4.3	4.1
Total current debt	9.3	4.3	4.3

Euro term loan	52.3	63.3	60.4
Long-term credit facility due 2021	185.0	50.0	65.0
Unsecured bonds due 2025	300.0	300.0	300.0
Unsecured bonds due 2027	400.0	400.0	400.0
Original issue discounts, deferred financing fees and other	(7.2)	(7.7)	(8.1)
Total long-term debt	930.1	805.6	817.3
Total Debt	939.4	809.9	821.6
Less: Cash and cash equivalents	(39.1)	(60.1)	(45.5)
Total debt, net of cash	$900.3	$749.8	$776.1